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                                                                                                      OMB APPROVAL
------                         U.S. SECURITIES AND EXCHANGE COMMISSION                      OMB Number          3235-0362
FORM 5                                 Washington, D.C. 20549                               Expires:            September 30, 1998
------                                                                                      Estimated average
                                                                                            burden hours per
                                                                                            response........    1.0
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[_]  Check this box if no longer                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     subject to Section 16. Form 4
     or Form 5 obligations may                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
     continue.  See Instruction 1(b).                                   17(a) of the Public Utility
[_]  Form 3 Holdings Reported                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
[_]  Form 4 Transactions Reported                                                   1940
(PRINT OR TYPE RESPONSES)
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1. Name and Address of Reporting Person*                                    4.  Statement for Month/Year

   Welsh          Raymond             H.                                                   Year Ending 12/31/98
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   (Last)         (First)          (Middle)                                 5.  If Amendment, Date of Original
                                                                                (Month/Year)
   3200 Center Square West
   1500 Market Street
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                      (Street)                                              6.  Relationship of Reporting Person to Issuer
                                                                                        (Check all applicable)
Philadelphia   Pennsylvania           19102                                     [X] Director                  [_]  10% Owner
-------------------------------------------------------                         [ ] Officer (give title       [ ]  Other (specify
(City)            (State)             (Zip)                                                  below)                       below)

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2.  Issuer Name and Ticker or Trading Symbol                                7. Individual or Joint/Group Filing
                                                                                      (Check Applicable Line)
         InfoCure Corporation (INCX)                                            [X] Form filed by One Reporting Person
-------------------------------------------------------                         [_] Form filed by More than One Reporting Person
3.  IRS or Social Security Number of Reporting                              -------------------------------------------------------
    Person (Voluntary)

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                         TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security (Instr. 3)                                             2.  Transaction Date (Month/Day/Year)
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3. Transaction Code (Instr. 8)                                              4. Securities Acquired (A) or Disposed of (D)
                      Code                                                     (Instr. 3, 4 and 5)
                                                                                 Amount         (A) or (D)             Price
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5. Amount of Securities Beneficially Owned at End of                        6. Ownership Form:  Direct (D) or Indirect (I)
   Issuer's Fiscal Year (Instr. 3 and 4)                                       (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

 * If the Form is filed by more than one reporting person, see Instructions 4(b)(v).                                 SEC 2270 (7/96)

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FORM 5 (continued)                 Table II -- Derivative securities Acquired, Disposed of, or Beneficially Owned
                                               (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)                                  2. Conversion or Exercise Price of Derivative Security

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    Common Stock (Right to Buy)                                                                 $13.50
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3. Transaction Date (Month/Day/Year)                                        4. Transaction Code (Instr. 8)
                                                                                                  Code
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               10/23/98                                                                                A
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5. Number of Derivative Securities Acquired (A) or                          6. Date Exercisable and Expiration Date
   Disposed of (D) (Instr. 3, 4 and 5)                                         (Month/Day/Year)

               (A)               (D)                                             Date Exercisable              Expiration Date
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            2,500                                                                      (1)                        10/23/08
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7. Title and Amount of Underlying Securities                                8. Price of Derivative Security (Instr. 5)
   (Instr. 3 and 4)
      Title             Amount or Number of Shares
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  Common Stock                    2,500                                     -------------------------------------------------------
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9. Number of Derivative Securities Beneficially Owned                       10. Ownership Form of Derivative Security. Direct (D)
   at End of Year (Instr. 4)                                                    or Indirect (I) (Instr. 4)
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                    2,500                                                                              D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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Explanation of Responses:

(1)  As of 10/23/99, exercisable as to 1,250 shares; as of 10/23/00, exercisable as to 2,500 shares.

**Intentional misstatements or omissions of fact constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note:  File three copies of this Form, one of which must be manually signed.


                                                                                       /s/ Raymond H. Welsh
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                                                                                          ** Signature of Reporting Person
                                                                                                Raymond H. Welsh

                                                                                                  February 15, 1999
                                                                                 --------------------------------------------------
                                                                                                       Date

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